PERFORMANCE STOCK, RETENTION AND NON-COMPETITION AGREEMENT

THIS PERFORMANCE STOCK, RETENTION AND NON-COMPETITION AGREEMENT (this "Agreement") is made effective as of ___________________, 2015 by and between __________________ (referred to hereinafter as "Executive") and World Wrestling Entertainment, Inc. (referred to hereinafter as the "Company"). Executive and the Company are collectively referred to hereinafter as the “Parties.”

WHEREAS, Executive is currently a senior executive officer of the Company;

WHEREAS, the Company wishes to provide certain compensation to the Executive;

WHEREAS, Executive acknowledges that by virtue of his position at the Company, he is highly compensated and he has access to much of the Company’s most important business information. Such business information includes, but is not limited to, the Company’s business strategies, marketing strategies, future plans, financial information, employee costs, vendor contracts, event planning, programming planning, computer systems, and other confidential data; and

WHEREAS, Executive acknowledges and agrees that if he joined or provided services to a competitor of the Company, the Company would suffer harm and such harm would be difficult, if not impossible, to quantify in money damages;

NOW, THEREFORE, for the consideration described herein, the receipt and sufficiency of which is acknowledged, Executive and the Company hereby agree as follows:

1.Certain Definitions. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to that term in the 2007 Omnibus Incentive Plan (the “Plan”). The following capitalized terms shall have the respective meanings set forth below:

(a)	“Business Partner” shall have the meaning ascribed thereto in Section 8.

(b)
“Cause” shall mean any breach of this Agreement; theft or inappropriate removal or possession of property or any other act of fraud, embezzlement or dishonesty including any violation of securities laws; falsification of records; material misuse of Company assets or property; commission of any crime that relates to and/or concerns the employee’s job functions or occurs in the workplace (including Company functions), the commission of any felony or the commission of any misdemeanor that draws into question the reputability of the Company or the Executive; unauthorized disclosure of confidential or sensitive business information and/or violation of any Other Executive Obligations; the inability or unwillingness to perform at a reasonable level the Executive’s functions for a period of fifteen days (whether or not continuous) in any sixty (60) day period; or any act or omission that is detrimental to the Company or is inconsistent with the Executive’s position as an officer of the Company. The inclusion of “inability or unwillingness to perform at a reasonable level” in this definition of “Cause” is solely for the purposes of Section 3(c)(ii), 5 and 15(a)(i) hereof this Agreement and not for the purposes of Section 12 hereof. Such inclusion shall not affect any other rights of the Executive relating to the Executive’s employment by the Company available under applicable law or otherwise.

(c)	“Competitive Activity” shall have the meaning ascribed thereto in Section 7.

(d)	“Competitor” shall have the meaning ascribed thereto in Section 7.

(e)	“Confidential Information” shall have the meaning ascribed thereto in Section 10.

(f)	“Date of Grant” for any PSU shall mean the date hereof.

(g)	“Dividend Units” shall have the meaning ascribed thereto in Section 4.

(h)	“Executive Account” shall have the meaning ascribed thereto in Section 2(b).

(i)	“Market Price” shall have the meaning ascribed thereto in Section 4.

(j)	“Non-Compete Period” shall have the meaning ascribed thereto in Section 7.

(k)	“Non-Solicit Period” shall have the meaning ascribed thereto in Section 8.

(l)
“Other Executive Obligations” shall mean any confidentiality, non-disparagement, work for hire or other agreement, Company policy, Code of Conduct (including, without limitation, any conflict of interest policies included therein) or plan to which the Executive is now or may in the future be a party or be subject.

(m)	“Performance-adjusted PSUs” shall have the meaning ascribed thereto in Section 3(a).

(n)	“Prospective Business Partner” shall have the meaning ascribed thereto in Section 8.

(o)
“PSU” shall mean a Performance Stock Unit under which Executive shall have the right to receive Shares and Dividend Units and other dividends and distributions thereon, accruing as a result of such PSU, upon vesting based on achievement of specified performance criteria and additional time vesting requirements.

(p)	“Shares” shall mean the shares of the Company’s Class A Common Stock, including any such shares issuable upon the vesting of a PSU or Dividend Unit.

(q)	“Vesting Installments” shall have the meaning ascribed thereto in Section 3(b).

(r)	“WWE Affiliates” shall have the meaning ascribed thereto in Section 8.

2.Grant of PSUs; Restrictions

(a)
Subject to all terms and conditions of the Plan and of this Agreement (and subject to execution of this Agreement by Executive), the Company hereby grants to Executive those PSUs listed in Exhibit A to this Agreement.

(b)
Each PSU shall be recorded in a PSU bookkeeping account maintained by the Company in the name of Executive (the “Executive Account”). The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of Executive under this Agreement shall be no greater than those of a general unsecured creditor of the Company. Executive shall have no rights as a stockholder of the Company by virtue of any PSU unless and until the performance measures therefor are met and certified to by the Company’s Compensation Committee and such PSU vests and resulting Shares are issued to Executive, and

i.	All terms and conditions stated in the Plan and all those stated in this Agreement shall apply to each PSU and Dividend Unit;

ii.	No PSU or Dividend Unit may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed by Executive; and

iii.	Each PSU and Dividend Unit shall remain restricted and subject to forfeiture unless and until it has vested in Executive in accordance with the Plan and this Agreement.

3.Performance Vesting

(a.)
Performance Measure. The Company must meet the performance criteria set forth in Exhibit A hereto prior to any PSU vesting. PSU’s will be forfeited and/or earned at the levels stated in Exhibit A. The number of PSUs earned based on the achievement of the performance criteria stated in Exhibit A are referred to herein as the “Performance-adjusted PSUs.”

(b.)
Time Vesting. The Performance-adjusted PSUs shall vest in three installments (“Vesting Installments”) as follows (i) twenty percent (20%) of the Performance-adjusted PSUs shall vest on or about July 20, 2016; (ii) thirty percent (30%) of the Performance-adjusted PSUs shall vest on or about July 20, 2017; and (iii) fifty percent (50%) of the Performance-adjusted PSUs shall vest on or about July 20, 2018. Associated Dividend Units and other dividends and distributions thereon, shall vest as provided in Section 4(ii).

(c.)	Other Vesting

i.
Optional Vesting. The Committee may also at any time and from time to time determine that any other PSUs and Dividend Units shall become vested based on such factors as the Committee may determine in its sole discretion (including, without limitation and by way of example only, performance of Executive’s operating unit, performance of the Company as a whole, benefits of providing additional long-term incentive compensation to Executive in light of the competitive market for Executive’s services, etc.). If the Committee makes such a determination, then such additional PSUs and/or Dividend Units as may be specified by the Committee in such determination shall become vested at the time specified by the Committee in such determination.

ii.
Involuntary Termination without “Cause”. In the event that the Company terminates Executive’s employment without “Cause,” the Performance-adjusted PSUs and Dividend Units relating thereto for which the performance criteria have, prior to such termination, been met and therefore such Performance-adjusted PSU’s would otherwise vest pursuant to Section 3(b) on the date of the next Vesting Installment, shall vest in such amount and at such time as would normally occur at the next Vesting Installment only. All other PSUs and related Dividend Units provided for herein shall be forfeited and terminate as contemplated in Section 5 below.

(d.)
Effects of Vesting. With respect to each Performance-adjusted PSU and Dividend Unit that vests, the Company shall, within a reasonable time after the vesting, issue one Share to Executive without restrictions under the Plan or this Agreement. Any such issuance shall be subject to all laws (including without limitation those governing withholding of taxes and those governing securities and transfer thereof).

4.Dividend Units; Vesting. With respect to each PSU, whether or not vested, that has not been forfeited (but only between the end of the fiscal period for which the performance criteria have been met and until the underlying Shares are issued), the Company shall, with respect to any cash dividends paid to Shares (based on the same record and payment date as the dividends paid on such Shares) accrue into the Executive Account the number of Shares (“Dividend Units”) as could be purchased with the aggregate dividends that would have been paid with respect to such PSU if it were an outstanding Share (together with any other cash accrued in the Executive Account at that time) at the price per Share equal to the closing price on the New York Stock Exchange (NYSE) (or a comparable price, if the Shares are not then listed on the NYSE) (the “Market Price”) on the date of the dividend payment. These Dividend Units thereafter (i) will be treated as PSUs for purposes of future dividend accruals pursuant to this Section 4; and (ii) will vest in such amounts (rounded to the nearest whole Dividend Unit) at the same time as the PSUs with respect to which such Dividend Units were received. Any dividends or distributions on Shares paid other than in cash (between the end of the fiscal period for which the performance criteria have been met and until the underlying Shares are issued) shall accrue in the Executive Account and shall vest, if at all, at the same time as the PSUs in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Share).

5.Forfeiture. Except as provided for vesting on involuntary termination of employment without “Cause” as contemplated in Section 3(c)(ii), upon termination of Executive’s employment (regardless of whether caused by resignation, termination by the Company, death, disability or otherwise), each PSU, Dividend Unit and other remaining accruals in the Executive Account, in each case that has not previously vested, shall be forfeited by the Executive to the Company. Executive shall thereafter have no right, title or interest whatsoever in such unvested PSUs, Dividend Units or any other accruals and Executive shall immediately return to the Secretary of the Company any and all documents representing such forfeited items.

6.Terms Subject to Plan. Terms and conditions of this Agreement relating to PSUs and Dividend Units shall be, and shall be construed as, consistent in all respects with all terms, conditions and provisions of the Plan.

7.Non-Competition. Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) months after his last day of employment with the Company (the “Non-Compete Period”), Executive will not, without the prior written consent of the Company, directly or indirectly, be (or attempt to be) employed by, perform (or attempt to perform) consulting services, be a director, officer, agent, partner or representative of, for or otherwise provide any assistance or services to any company, business, person or entity (hereinafter, a “Competitor”) that is engaged in the business of organizing, producing, promoting or distributing (via television, home, video, internet, mobile devices or any other means of transmitting audio visual materials) professional wrestling programming within the United States of America or in other countries in which the Company delivers television programming or other audio video materials or performs live events (hereinafter, collectively, “Competitive Activity”).

Executive also agrees that during the Non-Compete Period, Executive shall not engage in any action in furtherance of any Competitive Activity, such as, but not limited to: (i) provide any business-related assistance or services to any officer, director, shareholder, member, employee, representative or agent of any Competitor; (ii) develop or assist in developing any sports and/or entertainment programming or live events with anyone engaged in a Competitive Activity; or (iii) pursue any other activity for the purpose of engaging in Competitive Activity.
8.Non-Solicitation of Company Business Partners. Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) months after his last day of employment with the Company (the “Non-Solicit Period”), Executive will not, without the prior written consent of the Company, directly or indirectly (including, without limitation, through any Competitor) solicit, encourage or induce any Business Partner or Prospective Business Partner of the Company or any of Company’s subsidiaries or affiliates (hereinafter the, “WWE Affiliates”) to turn down, terminate or reduce a business relationship with the Company and/or any WWE Affiliate. For the purposes of this Agreement, a “Business Partner” shall be defined as any person, company, customer, supplier, licensee or any other entity that has sold, purchased or provided services or products to the Company or any WWE Affiliate within twelve (12) months prior to Executive’s last day of employment at the Company. For the purposes of this Agreement, a “Prospective Business Partner” shall be defined as any person, company, customer, supplier, licensee or any other entity that has solicited or received a written proposal from the Company or any WWE Affiliate to sell, purchase or provide any services or products during the twelve (12) months prior to Executive’s last day of employment at the Company.

9.Non-Solicitation of Company Employees. Executive agrees that during the Non-Solicit Period, Executive will not, without the prior written consent of the Company, directly or indirectly (including, without limitation, through a Competitor): (a) hire or attempt to hire, solicit or attempt to solicit, recruit or attempt to recruit, induce or attempt to induce, or procure or attempt to procure, any Company Employee to work for or provide services to any entity other than the Company; (b) assist in the hiring of any Company Employee by any Competitor; (c) encourage or induce any Company Employee to terminate his employment with the Company; or (d) be engaged in any Competitive Activity with any Company Employee. For purposes of this Agreement, “Company Employee” shall mean any person who is or was an employee, consultant or contractor of the Company or any WWE affiliate at any time during the twelve (12) months prior to Executive’s last day of employment with the Company.

10.Nondisclosure. Executive acknowledges that during the course of his employment with the Company, Executive has and will continue to receive Confidential Information (as defined herein). Executive agrees that he shall not at any time, whether during or after his employment at the Company, reveal to any Competitor or any other person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall mean: all trade secrets of the Company and all confidential and/or proprietary knowledge, data or information of the Company that has been designated as confidential by the Company, or reasonably should be understood by Executive to be confidential, including, without limitation, any business plans, marketing plans, contracts, financial statements, compensation data, pricing strategies, costs, customers and potential customers, vendors and potential vendors, marketing information, administrative and accounting systems, business results and track record, documents, notes, software, hardware, databases, processes, procedures, technologies, designs, concepts, ideas, formulas and information pertaining to pending projects and proposals. “Confidential Information” also includes confidential information of third parties, including not limited to, WWE Affiliates, made available to the Company on a confidential basis. "Confidential Information" shall not include information that has become generally known to the public without breach of any obligation of confidentiality by Executive or any third party. Executive shall not use, disclose or attempt to use or disclose any Confidential Information except as may be required in the ordinary course of performing his duties to the Company.

11.Immediate and Irreparable Harm and Injunctive Relief. The Parties hereby acknowledge and agree that Executive’s obligations under Sections 7 through 10 of this Agreement are reasonably necessary to protect the Company’s Confidential Information and the goodwill of the Company’s business. Accordingly, the Parties further agree that any actual or threatened breach of this Agreement will cause immediate and irreparable harm to the Company and will cause damages that are difficult, if not impossible, to quantify. Therefore, Executive agrees that in the event of such a breach or threatened breach, the Company will be entitled to, in addition to any other remedies and damages available, an injunction to restrain any such breach or threatened breach, and all persons acting for and/or in concert with Executive. Executive also agrees that the Company shall not be required to post any bond to seek or secure such injunctive relief. Executive further agrees to be subject to the exclusive jurisdiction of the State and federal courts of Connecticut as provided in Section 18 below with respect to any such action for injunctive relief. Executive and the Company agree that in any such action to enforce this Agreement, each party will bear his own legal costs and attorney’s fees in the prosecution or defense of such action. The Non-Compete Period and Non-Solicit Period described in this Agreement will not expire, and will be tolled, during any period in which Executive is in violation of any of his obligations set forth in Sections 7 through 10 above and all obligations set forth in Sections 7 through 10 above automatically will be extended by the time period that Executive was in violation of any such obligation. Executive agrees that the Non-Compete Period and the Non-Solicit Period are reasonable and appropriate to protect the legitimate business interests of the Company.

12.Clawback of Performance Stock Award. Executive agrees that if he breaches any of his obligations set forth in this Agreement or the Executive’s employment is terminated for Cause, in addition to (i) injunctive relief pursuant to Section 11 and (ii) the immediate forfeiture of any PSUs and Dividend Units pursuant to Section 5, Executive shall be obligated (x) to deliver to the Company the number of Shares that have theretofore been issued as a result of the vesting of PSUs and Dividend Units (net of any withholding taxes paid by Executive through the withholding of Shares pursuant to Section 14) hereunder and that are then held by Executive together with a cash payment equal to the aggregate amount of cash dividends or other distributions, if any, paid thereon and (y) for any number of such Shares that are no longer held by the Executive, the Executive shall pay to the Company an amount equal to the highest of (A) the gross proceeds received by the Executive from the sale of such Shares, (B) the aggregate Market Price of all such Shares on the last day they were held by the Executive, or (C) the aggregate Market Price of all such Shares on the day the payment is to be made to the Company, and in each of cases (A), (B) or (C) all cash dividends or other distributions, if any, received on such Shares. WWE shall also retain all rights and remedies beyond those listed above that are available under law or equity. The clawback of the Performance Stock Award provided for in this Section 12 is intended and shall be deemed to be a contractual obligation of Executive and is not intended and shall not be deemed to be liquidated damages.

13.No Continuation of Employment. This Agreement shall not give Executive any right to employment or continued employment, and the Company may terminate Executive’s employment or otherwise treat Executive without regard to any effect such termination may have upon Executive under this Agreement.

14.Taxes. Executive shall be liable for any and all income taxes hereunder. Taxes may include but not be limited to withholding taxes and any related social security contributions, arising out of this grant or the vesting of PSUs and/or Dividend Units or other distributions, if any, on Shares issued hereunder. Executive may elect to satisfy such withholding tax obligation by having the Company retain Shares having an aggregate Market Price equal to the Company's minimum withholding obligation.

15.Executive Acknowledgments and Consents.

(a) Rights of Executive. By signing this Agreement, Executive agrees to the following:

(i) Executive shall have no entitlement to any compensation or damages as a result of any loss or diminution in value of the PSUs or Dividend Units, including without limitation as a result of termination of Executive’s employment by the Company (for any reason whatsoever including whether or not for Cause) and, if (notwithstanding the foregoing) any such claim is found by a court of competent jurisdiction to have arisen, then Executive, by signing this Agreement, shall be deemed irrevocably to have waived entitlement to pursue such claim;

(ii) The PSUs and related Dividend Units are not part of normal or expected compensation, salary or fee for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(iii) participation in the Plan is voluntary and occasional and does not create any contractual or other right to future participation in the Plan, or benefits in lieu of participation in the Plan, even if participation is or has been offered repeatedly.

(b)    Data Protection. By signing this Agreement, Executive consents to the collection, use and transfer of personal data as described in this section. Executive understands that the Company and its Affiliates hold certain personal information about the Executive, including the Executive’s name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any shares or directorship held in the Company, details of all Awards or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Executive’s favor (“Data”). Executive further understands that the Company and its Affiliates will transfer Data as necessary for the purposes of the Award included in this Agreement and may further transfer Data to any third parties assisting the Company and/or its Affiliates in relation to the Plan. Executive understands that recipients of Data may be located in the European Economic Area or elsewhere, including the United States of America. Executive authorizes recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom Executive may elect to deposit any Shares of such Data as may be required for the subsequent holding of Shares on Executive’s behalf), in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan.

16.Severability. Executive agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforce-ability of any of the other clauses of this Agreement. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, the Parties hereby jointly request that such provision or provisions be interpreted and/or modified so as to be enforceable to the maximum extent compatible with the applicable law. In the event that such provision or provisions cannot be so interpreted or modified, then it shall be deemed to be null and void and the remainder of this Agreement shall remain in full force and effect unless such nullification fundamentally frustrates the purpose of this Agreement, in which case the entire Agreement shall be deemed void ab initio.

17.Amendments and Waiver. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, must be in writing and signed by the Executive and the Company. Any waiver or alleged waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

18.Governing Law; Jurisdiction. This Agreement and any claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. If any dispute arises with respect to this Agreement or any matter hereunder, (x) such dispute shall be submitted to the exclusive jurisdiction of the Federal or state courts sitting in the State of Connecticut, with each party waiving any defense to such venue; and (y) each party irrevocably waives its right to a jury trial.

19.Legally Enforceable Contract and Opportunity to Consult Counsel. Executive acknowledges that he has been informed that this Agreement constitutes a legally enforceable contract and that if Executive signs this Agreement, it will impose binding legal obligations on him. Executive also acknowledges that he has been advised to consult with an attorney of his choice regarding this Agreement and that Executive has received a full and fair opportunity to confer with such counsel. Executive further acknowledges that he has decided to enter into this Agreement voluntarily of his free will, without duress or coercion, on the date indicated below.

20.Interpretation and Construction. Executive acknowledges and agrees that he and his attorney have received a fair opportunity to review and comment on the provisions of this Agreement. Accordingly, Executive agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the Parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WORLD WRESTLING ENTERTAINMENT, INC.

By:_____________________________________
Vincent K. McMahon
Chairman & CEO

- and -

By:_____________________________________
David Kenin
Chair of Compensation Committee

Exhibit A

Number of PSU’s

2015 Grant: 174,095 (at target).
2016 Grant: Number of shares calculated by dividing $2.5 million by the price per share on or about date of grant. Grant to be made by Compensation Committee at same time as regular annual grant and will be subject to approval by stockholders of a new Omnibus Incentive Plan (or new shares for the current plan) at the 2016 Annual Meeting (the “New Omnibus Plan”).

Performance Measures

Performance tests are the same three tests (Revenue, OIBDA and Strategic Goals) as are used for PSU’s granted to all executive officers in 2015 and specified below. For 2015, PSU’s will be performed at such levels between 18% of target (at threshold for either Strategic Goal Score or Revenue Test (but not both)) and 200% (for above superior performance on all three tests) or will be forfeited altogether for being below threshold for all three tests. At a performance level well in excess of target (e.g. more than 180%), the number of shares to be issued on vesting may exceed available shares under the Company’s Amended and Restated 2007 Omnibus Incentive Plan, and in such case such excess shares shall be conditional upon stockholder approval of the New Omnibus Plan.

For 2016, performance goals, minimums and maximums will be consistent with those used for all other grants of PSU’s to executive officers.

2015 Performance Measures.

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